Exhibit 10.1

Schedule of Salary Actions for Named Executive Officers

Name	Current Salary	Increase ($)	Increase (%)	New Salary*
John D. Finnegan	$1,325,000	—	—	$1,325,000
Richard G. Spiro	851,681	$38,319	4.5%	890,000
Paul J. Krump	735,000	35,000	4.8	770,000
Dino E. Robusto	735,000	35,000	4.8	770,000
Harold L. Morrison, Jr.	630,000	30,000	4.8	660,000

*	Effective as of April 1, 2013